UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ELEVATION ONCOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.
☐Fee paid previously with preliminary materials.
☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ELEVATION ONCOLOGY, INC.

888 Seventh Ave., 12th Floor

New York, New York 10106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 17, 2022

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of Elevation Oncology, Inc. will be held via a virtual meeting. You will be able to participate in the 2022 Annual Meeting and vote during the 2022 Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ELEV2022 on Friday, June 17, 2022, at 11:00 am Eastern Time. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and provides a safer forum in light of the ongoing COVID-19 pandemic, and therefore we have chosen this over an in-person meeting. It is important that you retain a copy of the control number found on the proxy card or voting instruction form, as such number will be required in order for stockholders to gain access to the virtual meeting.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect two Class I directors, each to serve a three-year term through the third annual meeting of stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.
2.	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 20, 2022, are entitled to receive notice of, and to vote at, the meeting and any adjournments thereof. On or about April 29, 2022, we expect to send to stockholders a Notice of Internet Availability of Proxy Materials, or the Notice of Internet Availability, containing instructions on how to access our proxy statement for our 2022 Annual Meeting and our 2021 Annual Report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote through the internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available upon request by any stockholder for any purpose relating to the meeting. Stockholders can request the list of stockholders through our investor relations website at https://investors.elevationoncology.com/investor-contacts.

The stockholder list will also be available during the virtual meeting via www.virtualshareholdermeeting.com/ELEV2022.

Your vote as an Elevation Oncology, Inc. stockholder is very important. Each share of common stock that you own represents one vote.

For questions regarding your stock ownership, you may contact our Corporate Secretary at corporatesecretary@elevationoncology.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC by email through their website at www.astfinancial.com/contact-us or by phone at (800) 937-5449. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the internet or by telephone, or to request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement.

By Order of the Board of Directors,

Shawn M. Leland, Pharm.D., RPh
Chief Executive Officer and President

New York, New York

April 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting of Stockholders to be held on June 17, 2022: the Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.ProxyVote.com. You will need the control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail, as such number will be required in order for stockholders to gain access to the virtual meeting.

ELEVATION ONCOLOGY, INC.

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

ELEVATION ONCOLOGY, INC.

888 Seventh Ave., 12th Floor

New York, New York 10106

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

April 29, 2022

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors of Elevation Oncology, Inc., or Elevation Oncology, or the Company, for use at Elevation Oncology’s 2022 Annual Meeting of Stockholders, or the Annual Meeting, to be held via a virtual meeting. You will be able to participate in the Annual Meeting and vote during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ELEV2022 on Friday, June 17, 2022, at 11:00 am Eastern Time, and any adjournment or postponement thereof. You will need the control number included on your proxy card or voting instruction form or included in the e-mail to you if you received the proxy materials by e-mail, as such number will be required in order for stockholders to gain access to the virtual Annual Meeting.

We are making this proxy statement, the accompanying form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2021 first available to stockholders on or about April 29, 2022. An electronic copy of this proxy statement and Annual Report on Form 10-K are available at https://investors.elevationoncology.com/sec-filings.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies to each stockholder. On or about April 29, 2022, we expect to send to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

GENERAL INFORMATION ABOUT THE MEETING

Purpose of the Annual Meeting

At the Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 20, 2022, the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 20, 2022, 23,253,966 shares of common stock were outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the record date must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the virtual Annual Meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 20, 2022, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on April 20, 2022, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting, or vote in advance through the internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 20, 2022, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.

Each director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or all of the nominees or “WITHHOLD” your vote with respect to one or all of the nominees. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the Annual Meeting vote “FOR” the proposal.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the election of directors, or the ratification of the appointment of CohnReznick LLP. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on the election of directors or the ratification of the appointment of CohnReznick LLP, but are counted in the determination of a quorum.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting

The Board of Directors recommends that you vote FOR the election of each of the Class I directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors nominated in Proposal 1.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

●	vote online at the Annual Meeting –attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/ELEV2022. You will need the control number included on your proxy card, or included in the e-mail to you if you received the proxy materials by e-mail;
●	vote through the internet or by telephone – in order to do so, please follow the instructions shown on your proxy card or Notice of Internet Availability; or
●	vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the Annual Meeting in the envelope provided.

Votes submitted through the internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 16, 2022. Submitting your proxy, whether by telephone, through the internet or by mail if you requested or received a paper proxy card, will not affect your right to vote online should you decide to attend the virtual Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct how to vote your shares. For Proposal 1, you may either vote “FOR” all of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If your shares are held in an account with a brokerage firm, bank or other nominee, then you are deemed to be the beneficial owner of your shares held in street name and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and internet voting for beneficial owners of shares held in street name will depend on the voting processes of the bank, broker or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card or Notice of Internet Availability and vote each proxy card by telephone, through the internet or by mail. If you requested or received paper proxy materials by mail, please complete, sign, date and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:

●	delivering to our Corporate Secretary (by any means) a written notice stating that the proxy is revoked;
●	signing and delivering a proxy bearing a later date;
●	voting again through the internet or by telephone; or
●	attending and voting online at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/ELEV2022 (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

●	view our proxy materials for the meeting through the internet;
●	instruct us to mail paper copies of our current or future proxy materials to you; and
●	instruct us to send our current or future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting.

Implications of Being an “Emerging Growth Company” and “Smaller Reporting Company”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and a “smaller reporting company” as defined under Rule 405 of the Securities Act of 1933, and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the company’s executive compensation arrangements and no requirement to have non-binding advisory votes on executive compensation.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, Board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at https://investors.elevationoncology.com/documents.

Board Composition and Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the Nominating and Governance Committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations to the Board of Directors with respect thereto as the Nominating and Governance Committee deems appropriate. The positions of Chief Executive Officer and Chair of our Board of Directors are held by two different individuals (Shawn M. Leland, Pharm D., RPh and Steven A. Elms, respectively). This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chair leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management.

Board’s Role in Risk Oversight

Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at least quarterly at Board of Director meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and certain corporate, cybersecurity, legal and regulatory risks. The Compensation Committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to corporate governance and the management of certain corporate, legal and regulatory risks.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. Under the rules of the Nasdaq Stock Market, independent directors must constitute a majority of a listed company’s Board of Directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Governance Committees must be an “independent director”. Under the rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, Compensation Committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that Steven Elms, Lori Hu, Colin Walsh, Ph.D., Timothy Clackson, Ph.D., and R. Michael Carruthers, representing five of our six incumbent directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each directors’ business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, copies of which are available without charge on the investor relations section of our website at https://investors.elevationoncology.com/documents.

Audit Committee

Our Audit Committee is composed of Ms. Hu, Mr. Carruthers and Dr. Walsh. Mr. Carruthers is the Chair of our Audit Committee. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq Stock Market and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. Carruthers is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Our Audit Committee is directly responsible for, among other things:

●	selecting and hiring our independent registered public accounting firm;
●	the qualifications, independence and performance of our independent registered public accounting firm;
●	the preparation of the audit committee report to be included in our annual proxy statement;
●	our compliance with certain legal and regulatory requirements, including cybersecurity risk management;
●	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
●	reviewing and approving related-person transactions.

Compensation Committee

Our Compensation Committee is composed of Dr. Walsh, Mr. Elms and Dr. Clackson. Dr. Walsh is the Chair of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the current Nasdaq Stock Market and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

●	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
●	evaluating and recommending non-employee director compensation arrangements for determination by our Board of Directors;

●	administering our cash-based and equity-based compensation plans; and
●	overseeing our compliance with regulatory requirements associated with the compensation of directors, executive officers and employees.

The Compensation Committee has the sole authority and responsibility, subject to any approval by the Board of Directors which the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the Nasdaq rules, to determine all aspects of executive compensation packages for the Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations to our Board of Directors regarding the form and amount of compensation of non-employee directors. The Compensation Committee may take into account the recommendations of the Chief Executive Officer with respect to compensation of the other executive officers, and the recommendations of the Board of Directors or any member of the Board of Directors with respect to compensation of the Chief Executive Officer and other executive officers.

The Compensation Committee engaged an independent executive compensation consulting firm, Aon (formerly known as Radford), which is part of the Human Capital Solutions practice at Aon plc (“Aon”), to evaluate our executive compensation and Board of Directors compensation program and practices and to provide advice and ongoing assistance on these matters for the fiscal year ended December 31, 2021. Specifically, Aon was engaged to:

●	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;
●	review and assess our current Board of Directors, Chief Executive Officer and other executive officer compensation policies and practices and equity profile, relative to market practices;
●	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the Compensation Committee; and
●	review market practices regarding base salary, bonus and equity programs.

Representatives of Aon met informally with the Chair of the Compensation Committee and attended the regular meetings of the Compensation Committee, including executive sessions from time to time without any members of management present. During the fiscal year ended December 31, 2021, Aon worked directly with the Compensation Committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The Compensation Committee has determined that none of the work performed by Aon during the fiscal year ended December 31, 2021 raised any conflict of interest.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Ms. Hu, Mr. Elms and Dr. Clackson. Dr. Clackson is the Chair of our Nominating and Governance Committee. Our Nominating and Governance Committee is responsible for, among other things:

●	identifying, considering and recommending candidates for membership on our Board of Directors;
●	overseeing the process of evaluating the performance of our Board of Directors; and
●	advising our Board of Directors on environmental, social and other corporate governance matters.

Codes of Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules. The full text of our Code of Business Conduct and Ethics is posted on the investor relations section of our website at https://investors.elevationoncology.com/documents.

Anti-hedging

We have adopted an Insider Trading Policy that that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive officers, which prohibits such individuals from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

Compensation Committee Interlocks and Insider Participation

During 2021, Dr. Walsh, Mr. Elms and Dr. Clackson served on our Compensation Committee. None of our current executive officers has served as a member of the Board of Directors, or as a member of the Compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2021.

Board and Committee Meetings and Attendance

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2021, the Board of Directors held 15 meetings including telephonic meetings; the Audit Committee held 4 meetings; the Compensation Committee held 5 meetings; and the Nominating and Governance Committee held 1 meeting. During 2021, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure. The independent members of the Board of Directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting

We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of our annual meetings of stockholders by the members of our Board of Directors.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chair) may do so by letters addressed to:

Elevation Oncology, Inc.

c/o Corporate Secretary

888 Seventh Ave., 12th Floor

New York, New York 10106

All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the members of the Board of Directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, considering and recommending candidates to the Board of Directors for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies.

Our Board of Directors encourages selection of directors who will contribute to the company’s overall corporate goals. The Nominating and Governance Committee may from time to time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and personal skills in life sciences and biotechnology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the Nominating and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also, under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the Nominating and Governance Committee considers director tenure. We value diversity on a company-wide basis but have not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Elevation Oncology, Inc., 888 Seventh Ave., 12th Floor, New York, New York 10106. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class I will stand for election at this Annual Meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2023 and 2024, respectively. Our Nominating and Governance Committee recommended to our Board of Directors, and our Board of Directors nominated Dr. Leland and Mr. Carruthers, each an incumbent Class I director, for election as Class I directors at the Annual Meeting. At the recommendation of our Nominating and Governance Committee, our Board of Directors proposes that each of the Class I nominees be elected as a Class I director for a three-year term expiring at the annual meeting of stockholders to be held in 2025 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Each director will be elected by a plurality of the votes present online at the virtual Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the two individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or all of the nominees or “WITHHOLD” your vote with respect to one or all of the nominees. Shares represented by proxies will be voted “FOR” the election of each of the Class I nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than two directors.

Nominees to the Board of Directors

The nominees and their ages as of December 31, 2021 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
Shawn M. Leland, Pharm.D., RPh	38	Class I Director
R. Michael Carruthers (1)	64	Class I Director

(1)	Member of our Audit Committee

Shawn M. Leland, Pharm.D., RPh has served as our President and Chief Executive Officer since November 2020 and a member of our board of directors since May 2019. Dr. Leland previously served as our Chief Business Officer from May 2019 to November 2020. Dr. Leland has served as an Expert Oncology Consultant to Catenion GmbH, a biopharmaceutical research and development strategy consulting firm, since March 2016. Prior to founding Elevation Oncology, Dr. Leland served as Vice President, Business Development at Verastem Oncology, a biopharmaceutical company, from September 2017 to August 2019. Dr. Leland previously served as Senior Director, Corporate Development and Strategy at Argos Therapeutics, Inc., an immune-oncology company, from November 2013 to September 2017, and as an Oncology Medical Science Liaison at ARfIAD Pharmaceuticals, Inc., an integrated oncology company acquired by Takeda Pharmaceuticals in February 2017, from November 2012 to November 2013. Prior to joining ARIAD, Dr. Leland served in a number of roles at Eli Lilly and Company, a commercial pharmaceutical company, from May 2009 to November 2012. Dr. Leland holds a Pharm.D. in Pharmacy from the Albany College of Pharmacy and Health Sciences. Dr. Leland’s experience in medical affairs and business development in the pharmaceutical and biotechnology industries equip him to serve as a director on our board of directors.

R. Michael Carruthers has served as a member of our board of directors since May 2021. Mr. Carruthers has served as Chief Financial Officer of Edgewise Therapeutics, Inc., a clinical-stage biopharmaceutical company, since September 2020 and has consulted as Chief Financial Officer of OnKure Therapeutics, Inc., a cancer treatment company, since March 2019 until joining the board of directors of OnKure in May 2021. Mr. Carruthers previously consulted as Chief Financial Officer of Brickell Biotech, Inc., a clinical-stage pharmaceutical company focused on treatment of skin diseases, from December 2017 to October 2020, and ClinOne, Inc., clinical trial management company, from August

2018 to May 2020. He also served as Interim President of Nivalis Therapeutics, Inc., a clinical-stage pharmaceutical company, from January 2017 to August 2017 and Chief Financial Officer and Secretary from February 2015 to August 2017. From December 1998 to February 2015, Mr. Carruthers served as Chief Financial Officer for Array BioPharma Inc. Prior to Array, he served as Chief Financial Officer of Sievers Instruments, Inc., a water purification technology company, Treasurer and Controller for the Waukesha division of Dover Corporation, a global manufacturing company, and an accountant with Coopers & Lybrand, LLP. Mr. Carruthers studied accounting at Western Colorado University, and received a B.S. in accounting from the University of Colorado Boulder and a M.B.A. from the University of Chicago. We believe Mr. Carruthers is qualified to serve on our board of directors because of his financial expertise, education and industry background.

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
Steven A. Elms(2)(3)	58	Class II Director
Colin Walsh, Ph.D.(1)(2)	36	Class II Director
Timothy Clackson, Ph.D.(2)(3)	56	Class III Director
Lori Hu(1)(3)	36	Class III Director

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Governance Committee

Steven A. Elms has served as the chairman of our board of directors since May 2019 and served as our Chief Executive Officer from May 2019 until November 2020. Mr. Elms currently serves as a Managing Partner of Aisling Capital LLC/Aisling Capital Management LP, a life sciences investment firm, which he joined in 2000. Prior to joining Aisling, Mr. Elms served as a principal in the life sciences investment banking group of Chase H&Q (formerly Hambrecht and Quist Group Inc.). Mr. Elms has served as a director for Zosano Pharma Corp, a clinical stage biopharmaceutical company, since May 2018, Marker Therapeutics, Inc., a clinical-stage immuno-oncology company, since August 2019, and ADMA Biologics, Inc., a commercial biopharmaceutical company, since July 2007. Previously, Mr. Elms served on the board of directors of Loxo Oncology, Inc. from July 2013 to February 2019, Ambit Biosciences Corp. from 2001 to 2014, MAP Pharmaceuticals, Inc. from 2004 to 2011 and has served on the boards of directors of a number of private companies. Mr. Elms received a B.A. in Human Biology from Stanford University and a M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Elms’s extensive financial services background and experience in the pharmaceutical and healthcare industries equip him to serve on our Board of Directors.

Colin Walsh, Ph.D. has served as a member of our board of directors since August 2019. Dr. Walsh currently serves as a partner at Qiming Venture Partners USA, a healthcare-focused venture capital firm, which he joined in April 2019. Before joining Qiming, Dr. Walsh was a Vice President on the life science investment team at ND Capital, an early-stage venture capital firm, from January 2014 to April 2019. Prior to joining ND Capital, Dr. Walsh held a number of roles as an early employee at Precision NanoSystems, Inc., a biotech company, from June 2012 to September 2015. Dr. Walsh currently serves as a director for a number of private biotechnology companies. Dr. Walsh holds a Ph.D. from the UC Berkeley — UCSF Graduate Program in Bioengineering, a Management of Technology certificate from the UC Berkeley Haas School of Business, and a dual B.S. with Honors in Chemical Engineering and Biochemistry from the University of Massachusetts, Amherst. We believe that Dr. Walsh’s investment experience, knowledge of our industry, and educational background in biochemistry and bioengineering equips him to serve on our board of directors.

Timothy Clackson, Ph.D. has served as a member of our board of directors since May 2020. Dr. Clackson currently serves as President and Chief Executive Officer of Theseus Pharmaceuticals, Inc., a precision oncology company, which he joined in April 2021. From May 2018 until April 2021, Dr. Clackson was President, Chief Technology Officer and Executive Vice President of Research and Development at Xilio Therapeutics Inc., a privately-held oncology company.

Prior to joining Xilio, Dr. Clackson served as President of Research and Development and Chief Scientific Officer at ARIAD Pharmaceuticals, Inc., an integrated oncology company acquired by Takeda Pharmaceutical Company Limited in February 2017, from June 2010 to May 2017. Prior to that, Dr. Clackson served as ARIAD’s Senior Vice President and Chief Scientific Officer from 2003, and in other roles from December 1994. Dr. Clackson has served as a member of the board of directors of Forma Therapeutics, a clinical-stage biopharmaceutical company since March 2018, and during the past five years, Dr. Clackson has served as a member of the board of directors of publicly-traded biotechnology company Spring Bank Pharmaceuticals, Inc. Dr. Clackson holds a B.A., with honors, in Biochemistry from Oxford University and a Ph.D. in Biology from Cambridge University. We believe that Dr. Clackson’s extensive leadership experience in our industry and his educational background in biology and biochemistry qualify him to serve on our board of directors.

Lori Hu has served as a member of our board of directors since July 2019. Ms. Hu currently serves as a Managing Director of Vertex Ventures HC, a healthcare investment firm, which she joined in August 2015. Prior to joining Vertex, Ms. Hu served as an Associate Director in Business Development at Bristol-Myers Squibb Company from January 2012 to May 2013 and as a Management Consultant focused on health and life sciences at Accenture plc from August 2007 to December 2011. Ms. Hu currently serves as a director and board observer for a number of private biotechnology and biopharmaceutical companies. Ms. Hu received a B.S.E. in Biomedical Engineering from Duke University, an M.A. in International Studies from the University of Pennsylvania and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe that Ms. Hu’s experience in the pharmaceutical and healthcare industries and her service on the boards of directors of other biopharmaceutical companies equip her to serve on our board of directors.

Board Diversity

Due to the complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives. Members of our Board self-identify as set forth in the table below.

Board Diversity Matrix (As of April 20, 2022)
Total Number of Directors	6
				Did Not Disclose
	Woman	Man	Non-Binary	Gender
Gender Identity
Directors	1	1	-	4
Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	1	-	-
Two or More Races or Ethnicities	-	-	-	-

Family Relationships

There are no familial relationships among any of our directors and executive officers.

Non-Employee Director Compensation

For the year ended December 31, 2021, our non-employee directors received the following compensation pursuant to a program adopted by our Board of Directors

●	Prior to June 2021, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service as directors. In connection with our initial public offering, our Board of Directors approved the grant of an option to purchase 31,238 shares of our common stock to automatically be made to each of our non-employee directors who had not previously received equity grants upon the pricing of our initial public offering. Each such option vests in 36 equal installments on each monthly anniversary of the grant date, subject to the director’s continued service on each applicable vesting date.
●	Following our initial public offering, the following compensation program for our non-employee directors was adopted by our Board of Directors, which was paid quarterly in arrears and was pro-rated for partial quarters served:
o	Cash Compensation. The program provides an annual cash retainer of $36,000 to each non-employee director. Additionally, the Chair of our Board of Directors receives an additional annual payment of $30,000; the Chair of our Audit, Compensation and Nominating and Governance Committees receive an additional annual payment of $15,000, $10,000 and $8,000 respectively; and the members of our Audit, Compensation and Nominating and Governance Committees receive an additional annual payment of $7,500, $5,000 and $4,000, respectively.
o	Equity Compensation. Each new, non-employee director who joins our Board of Directors will receive an initial option grant for the purchase of 31,238 shares of our common stock upon election to our Board of Directors. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our Board of Directors immediately following such meeting will receive an option grant for the purchase of 15,619 shares of our common stock, or such other amount as determined by our Board of Directors. Equity awards for new directors will vest in equal monthly installments for 36 months after the grant date if the director has served continuously as a member of our board of directors through the applicable vesting date. Annual equity grants for directors will vest in full on the one-year anniversary of the grant date if the director has served continuously as a member of our board of directors through the applicable vesting date. In addition, equity awards for non-employee directors will vest in full in the event that we are subject to a change in control or upon certain other events. Non-employee directors are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the year ended December 31, 2021. Dr. Leland, our President and Chief Executive Officer, received no compensation for his service as a director during 2021.

	Fees Earned or
	Paid in	Option
Name	Cash($)	Awards($)(1)	Total($)
Richard Gaster, M.D., Ph.D. (2)	$22,467	$327,516	$349,983
R. Michael Carruthers	26,341	96,164	122,505
Colin Walsh, Ph.D.	23,758	327,516	351,275
Lori Hu	24,533	327,516	352,049
Steven A. Elms	38,736	327,516	366,253
Timothy Clackson, Ph.D.	25,308	-	25,308

(1)	The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our directors during the year ended December 31, 2021 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 8 to our financial statements included in our Annual Report on

Form 10-K for the year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the stock options. For information regarding the number of stock options held by each non-employee director as of December 31, 2021, see the table below.
(2)	Dr. Gaster resigned from our Board of Directors in January 2022.

Option
Name	Awards
Richard Gaster, M.D., Ph.D. (1)	31,238
R. Michael Carruthers	47,330
Colin Walsh, Ph.D.	31,238
Lori Hu	31,238
Steven A. Elms	31,238
Timothy Clackson, Ph.D.	—

(1)	Dr. Gaster resigned from our Board of Directors in January 2022.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED CLASS I DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected CohnReznick LLP as our principal independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2022. CohnReznick LLP audited our financial statements for the fiscal years ended December 31, 2021 and 2020. We expect that representatives of CohnReznick LLP will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although ratification by stockholders is not required by law, our Audit Committee is submitting the selection of CohnReznick LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders.

The following table presents fees for professional audit services rendered by CohnReznick LLP for the audit of our annual financial statements for the years ended December 31, 2021 and 2020.

Principal Accountant Fees and Services

Fees Billed	Fiscal Year 2021	Fiscal Year 2020
Audit fees(1)	$453,156	$61,721
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—
Total fees	$453,156	$61,721

(1)	“Audit fees” include fees for professional services provided by CohnReznick LLP in connection with the audit of our financial statements, review of our quarterly financial statements, and related services that are typically provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2021 Audit Fees are $308,001 of fees billed in connection with our initial public offering in 2021.
(2)	There were no “Audit-related fees” for fiscal years 2021 and 2020.
(3)	There were no “Tax fees” for fiscal years 2021 and 2020.
(4)	There were no “other fees” incurred in 2021 or 2020.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and CohnReznick LLP our audited financial statements as of and for the year ended December 31, 2021. The Audit Committee has also discussed with CohnReznick LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from CohnReznick LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with CohnReznick LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2021 be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the U.S. Securities and Exchange Commission.

Submitted by the Audit Committee

R. Michael Carruthers, Chair

Lori Hu

Colin Walsh, Ph.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2022, by:

●	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our directors or director nominees;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 23,253,966 shares of our common stock outstanding on March 31, 2022. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2022 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Elevation Oncology, Inc., 888 Seventh Ave., 12th Floor, New York, New York 10106.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent (%)
5% Stockholders
Aisling Capital IV LP (1)	2,834,910	12.2
Venbio Global Strategic Fund III L P (2)	2,608,167	11.2
Qiming U.S. Healthcare Fund II, L.P. (3)	2,370,142	10.2
Vertex Global HC Fund II PTE LTD (4)	2,307,642	9.9
Entities affiliated with Cormorant Asset Management (5)	1,983,165	8.5
Driehaus Capital Management LLC (6)	1,982,460	8.5
Entities affiliated with BVF (7)	1,611,698	6.9

Named Executive Officers and Directors
Colin Walsh, Ph.D. (8)	9,544	*
Joseph J. Ferra, Jr.	-	*
Lori Hu (9)	9,544	*
R. Michael Carruthers (10)	15,776	*
Shawn M. Leland, Pharm.D., RPh (11)	993,135	4.3
Steven Elms (12)	2,844,454	12.2
Timothy Clackson, Ph.D.(13)	47,330	*
Valerie M. Jansen, M.D., Ph.D. (14)	42,969	*
Directors and executive officers as a group (9 individuals ) (15)	3,962,752	17.0

*	Represents beneficial ownership of less than one percent.
(1)	Consists of 2,834,910 shares of common stock directly held by Aisling Capital IV, LP (“Aisling”). Aisling Capital Partners IV, LP (“Aisling GP”), is the general partner of Aisling, and Aisling Capital Partners IV LLC (“Aisling Partners”), is the general partner of Aisling GP. The managers of Aisling Partners are Dr. Andrew Schiff and Steve Elms, who share voting power and dispositive powers over securities held by Aisling, and as a result, may each be deemed to have beneficial ownership over such securities. Steven A. Elms, a member of our board of directors, is affiliated with Aisling Capital IV, L.P., but disclaims beneficial ownership except to the extent of his beneficial interest therein. The address of Aisling is c/o Aisling Capital Management LP, 888 Seventh Ave., 12th Floor, New York, NY 10106.
(2)	Consists of 2,608,167 shares of common stock held directly by venBio Global Strategic Fund III, L.P (“venBio Fund”). venBio Partners LLC serves as the investment manager of venBio Fund. The General Partners of venBio Partners LLC include Aaron Royston, Rob Adelman and Corey Goodman and may share voting and dispositive power over securities held by venBio Fund. Richard Gaster, M.D., Ph.D., a former member of our board of directors, is affiliated with venBio Global Strategic Fund III, L.P. The address for venBio Fund is located at 1700 Owens Street, Suite 595, San Francisco, CA 94158.
(3)	Consists of 2,370,142 shares of common stock directly held by Qiming U.S. Healthcare Fund II, L.P (“Qiming”). Qiming U.S. Healthcare GP II, LLC (“Qiming GP”), is the sole general partner of Qiming. Mark McDade (“McDade”) and Gary Rieschel (“Rieschel”) are the managing partners of Qiming GP. Qiming GP, Rieschel and McDade share voting and investment authority over the shares held by Qiming. Colin Walsh, Ph.D., a member of our board of directors, is affiliated with Qiming U.S. Healthcare Fund II, L.P., but disclaims beneficial ownership except to the extent of his beneficial interest therein. The address of Qiming is 11100 NE 8th Street, Suite 200, Bellevue, WA 98004.Consists of [2,370,142] shares of common stock directly held by Qiming U.S. Healthcare Fund II, L.P (“Qiming”). Qiming U.S. Healthcare GP II, LLC (“Qiming GP”), is the sole general partner of Qiming. Mark McDade (“McDade”) and Gary Rieschel (“Rieschel”) are the managing partners of Qiming GP. Qiming GP, Rieschel and McDade share voting and investment authority over the shares held by Qiming. Colin Walsh, Ph.D., a member of our board of directors, is affiliated with Qiming U.S. Healthcare Fund II, L.P., but disclaims beneficial ownership except to the extent of his beneficial interest therein. The address of Qiming is 11100 NE 8th Street, Suite 200, Bellevue, WA 98004.
(4)	Consists of 2,307,642 shares of common stock held directly by Vertex Global HC Fund II Pte. Ltd. (“Vertex”). Vertex is managed by Vertex Venture Management Pte. Ltd. (“Vertex Venture”) and is deemed to have voting and dispositive power that requires unanimous approval of the investment committee members of Vertex Venture relative to shares held by Vertex. The address for Vertex Global HC Fund II Pte. Ltd. is located at 250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101 Lori Hu, a member of our board of directors, is affiliated with Vertex Global HC Fund II Pte. Ltd., but disclaims beneficial ownership except to the extent of her beneficial interest therein.
(5)	Consists of 1,983,165 shares of common stock held Cormorant Global Healthcare Master Fund, LP, Cormorant Private Healthcare Fund III, LP and CRMA SPV, L.P., or Cormorant Asset Management. The address of Cormorant is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(6)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Driehaus Capital Management LLC (“DCM”). Consists of 1,982,460 shares of common stock held by numerous clients on a fully discretionary basis in accounts managed by DCM and DCM may have voting power and has dispositive power. The address of Driehaus is 25 East Erie Street Chicago, Illinois 60611.
(7)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Biotechnology Value Fund, L.P. (“BVF”). Consists of (i) 809,437 shares of common stock beneficially owned by Biotechnology Value Fund, L.P. (“BVF”), (ii) 655,906 shares of common stock beneficially owned by Biotechnology Value Fund II, L.P. (“BVF2”) and (iii) 107,584 shares of common stock beneficially owned by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”). BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the 809,437 shares of common stock beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the 655,906 shares of common stock beneficially owned by BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the 107,584 shares of common stock beneficially owned by Trading Fund OS. BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 1,465,343 Shares beneficially owned in the aggregate by BVF and BVF2 Partners, as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of BVF Partners OS Ltd. (“Partners OS”), may be deemed to beneficially own the 1,611,698 shares of common stock beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in a certain BVF Partners L.P. (“Partners”) managed account (the “Partners Managed Account”), including 38,771 shares of common stock held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 1,611,698 shares of common stock beneficially owned by Partners. Mark N. Lampert (“Mr. Lampert”), as a director and officer of BVF Inc., may be deemed to beneficially own the 1,611,698 shares of common stock beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the Shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares of common stock beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares of common stock beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares of common stock beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of common stock beneficially owned by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account. The address of BVF and its affiliated entities is 44 Montgomery St., 40th Floor, San Francisco, California 94104.
(8)	Consists of 9,544 shares of common stock subject to options that are exercisable within 60 days of March 31, 2022.
(9)	Consists of 9.544 shares of common stock subject to options that are exercisable within 60 days of March 31, 2022.
(10)	Consists of 15,776 shares of common stock subject to options that are exercisable within 60 days of March 31, 2022.
(11)	Consists of (i) 493,029 shares of common stock and (ii) 500,106 shares of common stock subject to options that are exercisable within 60 days of March 31, 2022.

(12)	Consists (i) the shares referenced in footnote (1) and (ii) of 9,544 shares of common stock subject to options that are exercisable within 60 days of March 31, 2022.
(13)	Consists of 47,330 shares of common stock, of which 15,777 are unvested and subject to repurchase if Timothy Clackson ceases to provide services to the Company prior to the vesting of the shares.
(14)	Consists of 42,969 shares of common stock subject to options that are exercisable within 60 days of March 31, 2022.
(15)	Consists of (i) 3,375,269 shares of common stock and (ii) 587,483 shares of common stock subject to options held directly by all current directors and executive officers of the Company as a group and that are exercisable within 60 days of March 31, 2022.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 31, 2022:

Name	Age	Position(s)
Shawn M. Leland, Pharm.D., RPh	38	Chief Executive Officer, President and Director
Joseph J. Ferra, Jr.	46	Chief Financial Officer
Valerie M. Jansen, M.D., Ph.D.	44	Chief Medical Officer
David Dornan, Ph.D.	44	Chief Scientific Officer

Shawn M. Leland, PharmD, RPh has served as our Chief Executive Officer and President since November 2020 and as a member of our board of directors since May 2019. Dr. Leland’s biographical information is set forth above under the heading “Proposal No. 1 Election of Class I Directors – Nominees to the Board of Directors.”

Joseph J. Ferra, Jr. has served as our Chief Financial Officer since June 2021. Mr. Ferra joined us from Syros Pharmaceuticals, Inc., where he served as Chief Financial Officer from March 2018 to June 2021. Prior to Syros, Mr. Ferra was employed at JMP Securities LLC, where he served as Managing Director from March 2014 to March 2018, Head of East Coast Healthcare Banking from March 2015 to March 2017 and Co-Head of Healthcare Investment Banking from March 2017 to March 2018. Previously, he was employed by UBS Investment Bank from September 2009 to March 2014 serving, most recently, as Executive Director of global healthcare investment banking. Mr. Ferra received a B.S. in chemistry with distinction from Purdue University and an M.B.A. from The Stephen M. Ross School of Business at the University of Michigan.

Valerie M. Jansen, M.D., Ph.D. has served as our Chief Medical Officer since October 2021. Dr. Jansen previously served as our Vice President of Clinical Development from April 2021 to October 2021. Dr. Jansen joined us from Mersana Therapeutics, where she served as Executive Medical Director from January 2020 to April 2021. Prior to Mersana Therapeutics, Dr. Jansen was employed at Eli Lilly and Company, where she served as Senior Medical Advisor from September 2017 to January 2020. Prior to Eli Lilly, Dr. Jansen was employed at the Vanderbilt University Medical Center from July 2012 to July 2018 serving, most recently, as Adjunct Instructor in Medicine. Dr. Jansen received a B.A. in Chemistry from Maryville College, a Ph.D. in Molecular Sciences from the University of Tennessee Health Science Center and M.D. from the University of Chicago Pritzker School of Medicine.

David Dornan, Ph.D. has served as our Chief Scientific Officer since March 2022. Before joining us, Dr. Dornan served as Chief Scientific Officer at Bolt Biotherapeutics, Inc. from January 2021 to March 2022. From November 2017 to January 2021, Dr. Dornan served as Senior Vice President of Research and Manufacturing at Bolt Therapeutics. From 2012 to November 2017, Dr. Dornan held various positions at Gilead Sciences, Inc., including Director and Head of Oncology Research and Senior Research Scientist II, Oncology. From 2002 to 2012, Dr. Dornan held various positions at Genentech, Inc. Dr. Dornan received a B.Sc. in Biochemistry and Molecular Biology from the University of Strathclyde and a Ph.D. in Molecular Oncology/Biochemistry from the University of Dundee.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2020 and 2021. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2021, were:

●	Shawn M. Leland, Pharm.D., RPh, our Chief Executive Officer and President;
●	Joseph J. Ferra, Jr., our Chief Financial Officer;
●	Valerie M. Jansen, M.D., Ph.D., our Chief Medical Officer; and

We refer to these individuals as our “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to and earned by our named executive officers during the years ended December 31, 2021 and 2020:

						Non-equity
						incentive plan	Option		All other
				Bonus		compensation	awards	RSUs	compensation		Total
Name and principal position	Year	Salary ($)		($)		($)	($) (4)	($) (5)	($)		($)
Shawn M. Leland, Pharm.D., RPh	2021	513,501		—		220,150	—	—	4,315	(6)	737,966
Chief Executive Officer and President	2020	315,000		—		135,847	571,366	—	1,895	(7)	1,024,108
Joseph J. Ferra, Jr. (1)	2021	237,750		75,000	(3)	78,767	2,664,209	3,215,936	—		6,271,662
Chief Financial Officer
Valerie M. Jansen, M.D., Ph.D.[2]	2021	269,317	(2)	—		98,017	528,421	—	2,986	(6)	898,741
Chief Medical Officer

(1)	Mr. Ferra’s employment with us commenced on June 5, 2021. The salary reported reflects actual paid portions of Mr. Ferra’s annual salary of $380,000 from June 16, 2021 to June 24, 2021 and his annual salary of $430,000 from June 25, 2021 through December 31, 2021.
(2)	Dr. Jansen’s employment with us commenced on April 19, 2021. In addition, effective on October 19, 2021, Dr. Jansen was promoted to Chief Medical Officer and the Compensation Committee approved a new base salary and the grant of additional stock options in connection with her promotion to Chief Medical Officer. The salary reported reflects $175,848 paid to Dr. Jansen prior to her promotion and reflects the actual paid portions of her annual salary of $440,000 from October 19, 2021 through December 31, 2021.
(3)	Consist of a cash bonus of $75,000 paid to Mr. Ferra upon the commencement of his employment with us.
(4)	Represents the grant date fair value of options awarded during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Options Award column are set forth in Note 8 to our financial statements included elsewhere in this proxy statement. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by each named executive officer from the options.
(5)	Represents the grant date fair value of restricted stock units awarded during the applicable year as computed in accordance with FASB ASC Topic 718. The fair value of an RSU is equal to the fair market value price of our common stock on the date of grant. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by each named executive officer from the restricted stock units.
(6)	Represents company contribution to 401K.
(7)	Represents reimbursement of cell phone-related costs.

Non-Equity Incentive Plan Compensation

Annual bonuses for our executive officers are based on the achievement of corporate and individual performance objectives. For each of the 2020 and 2021 bonuses, the corporate performance objectives included certain development goals and milestones. The 2020 target bonus amounts, expressed as a percentage of annual base salary, for Dr. Leland was 40%. The 2021 target bonus amounts, expressed as a percentage of annual base salary, for our named executive officers were 55% for Shawn M. Leland, 40% for Joseph J. Ferra, Jr. and 40% for Valerie M. Jansen. In January 2022, our compensation committee met to review performance against the 2021 bonus goals and approved cash bonuses for the named executive officers in the amounts set forth in the “Non-equity incentive plan compensation” column of the “Summary compensation table” above.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of our named executive officers, information regarding outstanding stock options held as of December 31, 2021.

	Option Awards							Stock Awards
				Number of	Number of					Number of
				securities	securities					securities	Market
				underlying	underlying	Option				underlying	value of
			Vesting	unexercised	unexercised	exercise	Option			Restricted	shares that
	Grant		Commencement	options	options	price	expiration	Grant		Stock	have not
Name	date		Date	exercisable	unexercisable	($)	date	date		Units	vested ($)
Shawn M. Leland, Pharm.D., RPh	9/17/2019	(1) (2)	7/1/2019	213,752	140,045	$0.43	9/16/2029	—		—	$—
Chief Executive Officer and President	12/30/2020	(1)(3)	11/10/2020	145,880	392,755	$1.36	12/29/2030	—		—	—
	12/30/2020	(1)(4)	6/25/2021	34,086	65,073	$1.36	12/29/2030	—		—	—

Joseph J. Ferra, Jr.	6/24/2021	(1) (5)	6/16/2021	—	249,104	$16.00	6/23/2031	6/24/2021	(1)(6)	200,995	1,209,990
Chief Financial Officer

Valerie M. Jansen, M.D., Ph.D.	5/7/2021	(1) (7)	4/19/2021	—	158,654	$3.09	5/6/2031	—		—	—
Chief Medical Officer	10/19/2021	(1) (8)	10/19/2021	—	40,000	$7.58	10/18/2031	—		—	—

(1) Equity award was granted under either our 2019 or 2021 Equity Incentive Plan.

(2) The award vested as to 25% of the total shares on July 1, 2020, and thereafter vests as to 1/48 of the total shares monthly until fully vested.

(3) The award vested as to 25% of the total shares on November 10, 2021, and thereafter vests as to 1/48 of the total shares monthly until fully vested.

(4) The award vested as to 25% of the total shares on June 25, 2021, and thereafter vests as to 1/48 of the total shares monthly until fully vested.

(5) The award vests as to 25% of the total shares on June 16, 2022, and thereafter vests as to 1/48 of the total shares monthly until fully vested.

(6) The award vests as to 25% of the total shares on June 16, 2022, and thereafter vests in quarterly installments until fully vested.”

(7) The award vested as to 25% of the total shares on April 19, 2022, and thereafter vests as to 1/48 of the total shares monthly until fully vested.

(8) The award vests as to 25% of the total shares on October 19, 2022, and thereafter vests as to 1/48 of the total shares monthly until fully vested.

Employment Agreements

We have entered into employment agreements with certain senior management personnel, including our named executive officers. Each of these agreements provides for at-will employment and includes each officer’s base salary, a discretionary annual incentive bonus opportunity that may be based on individual and company performance and standard employee benefit plan participation. These agreements also provide for severance benefits upon termination of employment or a change in control of our company.

On July 12, 2019, we entered into an offer letter with Dr. Leland, as amended on January 6, 2021. The offer letter provides for an annual base salary and that Dr. Leland will be entitled to an annual retention and performance bonus with a target amount equal to 55% of his base compensation, subject to his continued service on the payment date of such bonus. Dr. Leland’s offer letter also provides for severance benefits on a termination without cause or a resignation for good reason (each, as defined in Dr. Leland’s offer letter) in the form of salary continuation for a period of 12 months and 12 months’ company-paid COBRA continuation. Dr. Leland is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including health insurance, that we offer to our employees.

On June 5, 2021, we entered into an offer letter with Mr. Ferra. The offer letter provides for an annual base salary and that Mr. Ferra will be entitled to an annual retention and performance bonus with a target amount equal to 40% of his base compensation, subject to his continued service on the payment date of such bonus. Mr. Ferra also received a signing bonus of $75,000 (subject to partial repayment in the event that Mr. Ferra’s service to the Company terminates voluntarily or for Cause (as defined in Mr. Ferra’s offer letter) prior to his 3-year anniversary with us). Mr. Ferra’s offer letter also provided for a grant of options to purchase 249,104 shares of our common stock as well as an award of RSUs covering 200,995 shares of our common stock. Each of the foregoing equity awards are subject to time- and service-based vesting over a 4-year period, subject to a 1-year cliff; provided, however, that such awards are also subject to 100% vesting acceleration on a termination without Cause or a resignation for Good Reason (each, as defined in Mr. Ferra’s offer letter), in either case within 12 months following a change of control. Mr. Ferra is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including health insurance, that we offer to our employees.

On February 2, 2021, we entered into an offer letter with Dr. Jansen, as amended on October 14, 2021. The offer letter provides for an annual base salary and that Dr. Jansen will be entitled to an annual retention and performance bonus with a target amount equal to 40% of her base compensation, subject to her continued service on the payment date of such bonus. Dr. Jansen’s offer letter also provided for a grant of options to purchase 158,654 shares of our common stock, and Dr. Jansen’s amended offer letter provided for an additional grant of options to purchase 40,000 shares of our common stock. The foregoing equity award is subject to time- and service-based vesting over a 4-year period, subject to a 1-year cliff; provided, however, that such awards are also subject to 100% vesting acceleration on a termination without Cause or a resignation for Good Reason (each, as defined in Dr. Jansen’s offer letter), in either case within 12 months following a change of control. Dr. Jansen is an at-will employee and does not have a fixed employment term. She is eligible to participate in our employee benefit plans, including health insurance, that we offer to our employees.

We have also entered into a Change in Control and Severance Agreement, or the CIC and Severance Agreement, with each of our executive officers of the Company.

Under Dr. Leland’s CIC and Severance Agreement, in the event that Dr. Leland is terminated for any reason other than for “cause”, he will be entitled to (i) an amount equal to 12 months of his base salary at the rate in effect immediately prior to such termination, payable in a cash lump-sum, (ii) to the extent Dr. Leland timely elects to receive continued coverage under our group-healthcare plans, we will continue to pay the full amount of his premium payments for such continued coverage for a period ending on the earlier of (x) 12 months following the termination date and (y) the date that he becomes eligible for coverage under another employer’s plans, and (iii) vesting acceleration of his equity awards (including any unvested shares issued upon conversion of any profits interests and excluding any performance-based equity awards) in an amount equal to an additional 12 months of vesting credit. Further, in the event that such termination of employment is without “cause” or is due to a resignation for “good reason,” that occurs within 12 months following a “change of control” of the company, then (i) the amount payable as severance shall be increased to 18 months of Dr. Leland’s base salary at the rate in effect immediately prior to such termination plus 150% of his then-current annual target bonus opportunity, payable in a cash lump-sum, (ii) the period of continued benefit coverage shall be increased to a period of 18 months following the termination date (or, if earlier, until the date that he becomes eligible for coverage under another employer’s plans), and (iii) the vesting acceleration of all equity awards shall be increased to 100% vesting acceleration of each of his then-outstanding equity awards (provided that performance-based awards shall accelerate at the greater of target levels or actual achievement). All such payments and benefits (whether with or apart from a change of control) will be subject to Dr. Leland’s execution of a general release of claims against us.

Under Mr. Ferra’s and Dr. Jansen’s CIC and Severance Agreements, in the event that either individual, respectively, is terminated for any reason other than for “cause”, he or she will be entitled to (i) an amount equal to 9 months of his or her base salary at the rate in effect immediately prior to such termination, payable in a cash lump-sum, (ii) to the extent Mr. Ferra or Dr. Jansen, respectively, timely elects to receive continued coverage under our group-healthcare plans, we will continue to pay the full amount of his or her premium payments for such continued coverage for a period ending on the earlier of (x) 9 months following the termination date and (y) the date that he or she becomes eligible for coverage under another employer’s plans, and (iii) vesting acceleration of his or her equity awards (including any unvested shares issued upon conversion of any profits interests and excluding any performance-based equity awards) in an amount equal to an additional 9 months of vesting credit. Further, in the event that such termination of employment is without “cause”

or is due to a resignation for “good reason,” that occurs within 12 months following a “change of control” of the company, then (i) the amount payable as severance shall be increased to 12 months of such individual’s base salary at the rate in effect immediately prior to such termination plus 100% of his or her then-current annual target bonus opportunity, payable in a cash lump-sum, (ii) the period of continued benefit coverage shall be increased to a period of 12 months following the termination date (or, if earlier, until the date that he or she becomes eligible for coverage under another employer’s plans), and (iii) the vesting acceleration of all equity awards shall be increased to 100% vesting acceleration of each of his or her then-outstanding equity awards (provided that performance-based awards shall accelerate at the greater of target levels or actual achievement). All such payments and benefits (whether with or apart from a change of control) will be subject to such individual’s execution of a general release of claims against us.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2021 with respect to compensation plans under which shares of our common stock may be issued.

Weighted-
average
	Number of securities	exercise price of	Number of securities
	to be issued upon	outstanding	remaining available
	exercise of	options,	for future issuance
	outstanding options,	warrants and	under equity
Plan category	warrants and rights (1)	rights	compensation plans (2)
Equity compensation plans approved by security holders	3,242,516	$3.71	3,340,868
Equity compensation plans not approved by security holders	—	—	—
Total	3,242,516		3,340,868

(1)	Includes our 2019 Equity Incentive Plan, or the 2019 EIP, and our 2021 Equity Incentive Plan, or the 2021 EIP. Excludes purchase rights accruing under our 2021 Employee Stock Purchase Plan, or the 2021 ESPP.
(2)	There are no shares of common stock available for issuance under our 2019 EIP, but the plan continues to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2019 EIP that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance under our 2021 EIP. In addition, the 2021 EIP provides for an automatic increase in the number of shares reserved for issuance thereunder on January 1 of each year for the remaining term of the plan equal to (a) 5.0% of the number of issued and outstanding shares of common stock on December 31 of the immediately preceding year, or (b) an amount as approved by the board each year. Pursuant to this provision, the number of shares reserved for grant and issuance under our 2021 Plan increased by 1,160,296 shares on January 1, 2022. Also, the 2021 Employee Stock Purchase Plan provides for an automatic annual increase in the number of shares reserved for issuance thereunder on January 1 of each year for the remaining term of the plan equal to (a) 1.0% of the number of issued and outstanding shares of common stock on December 31 of the immediately preceding year, or (2) a lesser amount as approved by the Board each year. Pursuant to this provision, the number of shares reserved for grant and issuance under our 2021 Employee Stock Purchase Plan increased by 232,059 shares on January 1, 2022.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1—Election of Directors-Director Compensation,” respectively, below we describe the transactions to which we were a party since January 1, 2020, in which the amount involved exceeded the lesser of $120,000 and 1% of the average of the Company’s total assets at year-end for the prior two completed fiscal years and in which our directors, executive officers, former directors, former executive officers, director nominees and holders of more than 5% of our common stock, or other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, had a direct or indirect material interest.

Sales of Convertible Preferred Stock

Series B

In November 2020, we sold an aggregate of 34,043,889 shares of our Series B convertible preferred stock at a purchase price of $1.9093 per share for an aggregate purchase price of approximately $65.0 million. Each share of our Series B convertible preferred stock automatically converted into 0.236654 share of our common stock upon completion of our initial public offering. The following table summarizes the Series B convertible preferred stock purchased by our executive officers, members, or former members, of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock:

	Shares of Series B	Total Cash
Name of Stockholder	Preferred Stock	Purchase Price ($)
venBio Global Strategic Fund III, L.P.(1)	8,380,034	15,999,999
Entities affiliated with Cormorant Asset Management (2)	8,380,034	15,999,999
Aisling Capital IV, LP (3)	1,936,834	3,697,997
Qiming U.S. Healthcare Fund II, L.P. (4)	1,694,730	3,235,748
Vertex Global HC Fund II Pte. Ltd.(5)	1,694,730	3,235,748
Entities affiliated with BVF(6)	968,417	1,848,999

(1)	Consists of shares purchased by venBio Global Strategic Fund III, L.P., which holds more than 5% of our outstanding capital stock. Richard Gaster, M.D., Ph.D., a former member of our board of directors, is affiliated with venBio Global Strategic Fund III, L.P.
(2)	Consists of shares purchased by Cormorant Global Healthcare Master Fund, LP, Cormorant Private Healthcare Fund III, LP and CRMA SPV, L.P., or Cormorant Asset Management. Cormorant Asset Management collectively holds more than 5% of our outstanding capital stock.
(3)	Consists of shares purchased by Aisling Capital IV, LP, which holds more than 5% of our outstanding capital stock. Steven A. Elms, a member of our board of directors, is affiliated with Aisling Capital IV, L.P.
(4)	Consists of shares purchased by Qiming U.S. Healthcare Fund II, L.P., which holds more than 5% of our outstanding capital stock. Colin Walsh, Ph.D., a member of our board of directors, is affiliated with Qiming U.S. Healthcare Fund II, L.P.
(5)	Consists of shares purchased by Vertex Global HC Fund II Pte. Ltd., which holds more than 5% of our outstanding capital stock. Lori Hu, a member of our board of directors, is affiliated with Vertex Global HC Fund II Pte. Ltd.
(6)	Consists of shares purchased by Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Biotechnology Value Trading Fund OS, LP, which collectively hold more than 5% of our outstanding capital stock.

Insider Participation in Initial Public Offering

Certain of our principal stockholders and their affiliated entities, including stockholders affiliated with certain of our directors, purchased an aggregate of 2,343,750 shares of our common stock in our initial public offering on June 29, 2021 at the initial public offering price of $16.00 per share. The following table summarizes the shares of common stock purchased by our executive officers, members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock in an amount exceeding $120,000:

	Shares of	Total purchase
Name of Stockholder	stock	price ($)
venBio Global Strategic Fund III, L.P.(1)	625,000	10,000,000
Driehaus Capital Management LLC(2)	406,250	6,500,000
Entities affiliated with BVF(3)	312,500	5,000,000
Qiming U.S. Healthcare Fund II, L.P.(4)	312,500	5,000,000
Entities affiliated with Cormorant Asset Management(5)	250,000	4,000,000
Vertex Global HC Fund II PTE LTD(6)	250,000	4,000,000
Aisling Capital IV LP(7)	187,500	3,000,000

(1)	Consists of shares purchased by venBio Global Strategic Fund III, L.P., which holds more than 5% of our outstanding capital stock. Richard Gaster, M.D., Ph.D., a former member of our board of directors, is affiliated with venBio Global Strategic Fund III, L.P.
(2)	Consists of shares purchased by Driehaus Capital Management LLC, which holds more than 5% of our outstanding capital stock.
(3)	Consists of shares purchased by Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Biotechnology Value Trading Fund OS, LP, which collectively hold more than 5% of our outstanding capital stock.
(4)	Consists of shares purchased by Qiming U.S. Healthcare Fund II, L.P., which holds more than 5% of our outstanding capital stock. Colin Walsh, Ph.D., a member of our board of directors, is affiliated with Qiming U.S. Healthcare Fund II, L.P.
(5)	Consists of shares purchased by Cormorant Global Healthcare Master Fund, LP, Cormorant Private Healthcare Fund III, LP and CRMA SPV, L.P., or Cormorant Asset Management. Cormorant Asset Management collectively holds more than 5% of our outstanding capital stock
(6)	Consists of shares purchased by Vertex Global HC Fund II Pte. Ltd., which holds more than 5% of our outstanding capital stock. Lori Hu, a member of our board of directors, is affiliated with Vertex Global HC Fund II Pte. Ltd.
(7)	Consists of shares purchased by Aisling Capital IV, LP, which holds more than 5% of our outstanding capital stock. Steven A. Elms, a member of our board of directors, is affiliated with Aisling Capital IV, L.P.

Investors’ rights agreement

In November 2020, we entered into the amended and restated investors’ rights agreement, or the IRA, with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated and who hold more than 5% of our outstanding capital stock. Pursuant to the IRA, these stockholders are entitled to rights with respect to the registration of their shares under the Securities Act.

Policies and Procedures for Related-Party Transactions

Our Board of Directors has adopted a written related person transactions policy. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Elevation Oncology, Inc., 888 Seventh Ave., 12th Floor, New York, New York 10106.

To be timely for our company’s annual meeting of stockholders to be held in 2023, or the 2023 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on February 17, 2023 and not later than the close of business on March 19, 2023. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2023 Annual Meeting the information required by applicable law and our bylaws. However, if the date of the 2023 Annual Meeting is more than 30 days before or more than 70 days after the one-year anniversary of the date of our 2022 Annual Meeting, for the stockholder notice to be timely, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the currently proposed annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2023 Annual Meeting must be received by us not later than December 30, 2022 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2023 Annual Meeting the information required by applicable law and our bylaws.

Available Information

The Annual Report on Form 10-K is also available at https://investors.elevationoncology.com/sec-filings.

“Householding” – Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of internet Availability and, if applicable, a single set of Annual Report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, proxy statement, proxy card, Annual Report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, proxy statement, proxy card, Annual Report on Form 10-K and other proxy materials, you may write our Corporate Secretary at Elevation Oncology, Inc., 888 Seventh Ave., 12th Floor, New York, New York 10106, Attn: Corporate Secretary, submit a request on our website at https://investors.elevationoncology.com/investor-contacts or contact Candice Masse at (978) 879-9293.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or Annual Report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations Department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

VIEW MATERIALS & VOTE w SCAN TO ELEVATION ONCOLOGY, INC. 888 SEVENTH AVENUE NEW YORK, NY 10106 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ELEV2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D79837-P68751 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ELEVATION ONCOLOGY, INC. The Board of Directors recommends you vote FOR ALL Class I Directors. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! Election of Directors 1. Nominees: 01) Shawn Leland, Pharm.D., RPh 02) R. Michael Carruthers For Against Abstain The Board of Directors recommends you vote FOR Proposal 2. ! ! ! 2. Ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com. D79838-P68751 ELEVATION ONCOLOGY, INC. Annual Meeting of Stockholders June 17, 2022, at 11:00 am Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Shawn Leland, Pharm.D., RPh and Joseph J. Ferra, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ELEVATION ONCOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 11:00 am, Easter n T ime, on Friday, June 17, 2022, at www.virtualshareholdermeeting.com/ELEV2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side